UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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P.A.M. TRANSPORTATION SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

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P.A.M. Transportation Services, Inc.
297 West Henri DeTonti Boulevard
Tontitown, Arkansas 72770

Notice of Annual Meeting of Stockholders
To Be Held on May 29, 2008

To our Stockholders:

The 2008 annual meeting of stockholders of P.A.M. Transportation Services, Inc., a Delaware corporation, will be held at the Embassy Suites Dallas-DFW International Airport North, 2401 Bass Pro Drive, Grapevine, Texas 76051, on Thursday, May 29, 2008, at 9:00 a.m., local time. The meeting is being held for the purpose of considering and voting on the following matters:

1. Electing nine directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified.

2. Such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

All stockholders of record as of the close of business on April 7, 2008 will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

Robert W. Weaver
President and Chief Executive Officer

April 29, 2008

Your Vote Is Important

Whether or not you plan to attend the meeting in person, you are urged to promptly submit your proxy so that your shares may be voted in accordance with your wishes and the presence of a quorum may be assured. Your prompt action will help us reduce the expense of proxy solicitation.

P.A.M. Transportation Services, Inc.

Proxy Statement

For the Annual Meeting of Stockholders
To Be Held on May 29, 2008

*	To be voted on at the meeting

i

P.A.M. Transportation Services, Inc.

Annual Meeting of Stockholders
May 29, 2008

Proxy Statement

This proxy statement and form of proxy are furnished in connection with the solicitation of proxies on behalf of our Board of Directors for use at our annual meeting of stockholders to be held at the Embassy Suites Dallas-DFW International Airport North, 2401 Bass Pro Drive, Grapevine, Texas 76051, on Thursday, May 29, 2008, at 9:00 a.m., local time, and at any or all adjournments or postponements of the meeting. The address of our principal executive offices is 297 West Henri DeTonti Boulevard, Tontitown, Arkansas 72770 and our telephone number is (479) 361-9111. This proxy statement and form of proxy are being mailed to stockholders on or about April 29, 2008.

Information About the Annual Meeting and Voting

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of the meeting, including the election of directors, and consideration of such other business as may properly come before the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 7, 2008, are entitled to receive notice of the annual meeting and to vote their shares at the meeting. Holders of our common stock are entitled to one vote per share.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “stockholder of record.” If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “street name” holder.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.

What is a proxy?

A proxy is your legal designation of another person, the “proxy,” to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons appointed as proxies by our Board of Directors the authority to vote your shares as indicated on the proxy card.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the record date, 9,709,607 shares of our common stock were outstanding and entitled to vote. Proxies that are received and marked as withholding authority, abstentions, and broker non-votes (where a bank, broker or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be represented at the meeting.

How do I vote?

You may vote by mail or follow the alternative voting procedures described on the accompanying proxy card. If you complete, sign and return the proxy card, it will be voted as you direct. If no choice is specified on a signed proxy card, the persons named as proxies will vote (1) in favor of the election of all of the nominees for director and (2) in the discretion of the persons named as proxies as to all other matters that may be properly presented at the annual meeting.

If the shares you own are held in street name, your broker, bank or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. Your broker, bank or other nominee is required to send you directions on how to vote those shares. If you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares that do not receive voting instructions will be treated as “broker non-votes.”

If, as of the record date, you are a stockholder of record and you attend the meeting, you may vote in person at the meeting.

Can I change my proxy after I return my proxy card?

Yes. Any proxy may be revoked by a stockholder at any time before it is exercised at the annual meeting by delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

What is the vote required to elect directors?

The affirmative vote of the holders of shares of our common stock representing a plurality of the shares of our common stock voting on the matter is required for the election of directors. Votes withheld and broker non-votes are not counted toward a nominee’s total.

Are there other matters to be voted on at the meeting?

As of the date of this proxy statement, our Board of Directors does not know of any matters which may come before the meeting, other than the election of directors described in this proxy statement. Should any other matter requiring a vote of the shareholders arise and be properly presented at the annual meeting, the proxy included with this proxy statement confers upon the persons named in the proxy and designated to vote the shares, discretionary authority to vote or otherwise act with respect to any such matter in accordance with their best judgment.

Who pays for this proxy solicitation?

All costs of soliciting proxies will be paid by us. Our directors, officers, and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversation, or by telephone, facsimile or electronic means. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of our common stock.

Our Board of Directors encourages stockholders to attend the annual meeting. Whether or not you plan to attend, you are urged to promptly submit your proxy.

Election Of Directors

Our Board of Directors currently consists of nine directors. Members of our Board are elected annually to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Our Board of Directors has nominated for re-election each of the nine current members of our Board. Information about these individuals, who have been nominated for re-election to the Board, is set forth below.

Frederick P. Calderone, age 57, has served as a Vice President of CenTra, Inc. for the past 18 years. CenTra is a transportation holding company headquartered in Warren, Michigan. Prior to joining CenTra, Mr. Calderone was a partner with Deloitte, Haskins, & Sells, Certified Public Accountants (now Deloitte & Touche LLP). Mr. Calderone is a certified public accountant and an attorney. Mr. Calderone has served as a director of PTSI since May 1998.

Frank L. Conner, age 58, has served as Executive Vice President, Finance and Accounting and Chief Financial Officer of FedEx Freight East (formerly American Freightways, Inc.) since February 2001. Mr. Conner previously served as a Director of American Freightways from 1989 to February 2001 and held various positions with American Freightways, including serving as Executive Vice President-Finance and Accounting and Chief Financial Officer from November 1995 to February 2001. Mr. Conner previously served thirteen years with McKesson Service Merchandise in various positions including General Manager and Chief Financial Officer. Mr. Conner served seven years in public accounting with Peat, Marwick & Mitchell prior to joining McKesson. Mr. Conner has served as a director of PTSI since July 2002. Mr. Conner has also served as a member of the Board of Directors of First Federal Bancshares of Arkansas, Inc. since September 2003.

W. Scott Davis, age 45, is a private investor and business consultant. He is the President and sole owner of WS Davis, Inc., the company through which he performs his consulting work. Mr. Davis has many years of experience in investment banking. From 1987 to 2006, Mr. Davis worked for Stephens Inc., an investment banking firm, including serving as an Executive Vice President of Stephens Inc. from 2002 to 2006. Mr. Davis has served as a director of PTSI since August 2007.

Christopher L. Ellis, age 63, retired in 2004 after serving as Senior Vice President and Chief Financial Officer of USF Corporation for 14 years. USF Corporation provided supply chain management services, including less than truckload trucking, logistics, freight forwarding, and truckload trucking. Prior to that he served for six years as Vice President and Chief Financial Officer of TNT North America, which included the business of USF Corporation before it was spun off from TNT North America. Mr. Ellis holds an MBA from The Wharton School of Business at the University of Pennsylvania. Mr. Ellis has served as a director of PTSI since May 2006.

Manuel J. Moroun, age 80, is the President and Chief Executive Officer of CenTra, Inc., a transportation holding company headquartered in Warren, Michigan. Mr. Moroun has been a principal stockholder and officer of CenTra and its predecessor companies since 1954, and its Chief Executive Officer since 1970. CenTra is one of the largest privately held transportation holding companies in the United States. Mr. Moroun has served as a director of PTSI since May 2002. Mr. Moroun is the father of Matthew T. Moroun, a director of PTSI who has been nominated for re-election at the annual meeting. Mr. Moroun has also served as a member of the Board of Directors of Universal Truckload Services, Inc. since November 2004.

Matthew T. Moroun, age 35, has served as Vice Chairman and as a director of CenTra, Inc., a transportation holding company based in Warren, Michigan, since 1993. Since 1996, Mr. Moroun has served as Chairman of insurance holding company, Oakland Financial Corporation, and its subsidiaries, which are based in Sterling Heights, Michigan. Since 1995, Mr. Moroun has served as Chairman of the Board of Durarock Reinsurance, Ltd., a reinsurance company. Mr. Moroun has served as a director of PTSI since May 1992. Mr. Moroun is the son of Manuel J. Moroun, a director of PTSI who has been nominated for re-election at the annual meeting. Mr. Moroun has also served as a member of the Board of Directors of Universal Truckload Services, Inc. since November 2004.

Daniel C. Sullivan, age 67, has been a practicing attorney, specializing in transportation law for more than 40 years. Mr. Sullivan has been a principal with the firm of Sullivan, Hincks & Conway, or its predecessor, presently located in Oak Brook, Illinois, since 1972. Mr. Sullivan has served as a director of PTSI since June 1986. Mr. Sullivan has also served as a member of the Board of Directors of Universal Truckload Services, Inc. since November 2004.

Robert W. Weaver, age 58, is one of our co-founders. He has over 25 years of experience with our company and has served as our President and Chief Executive Officer since 1990. Mr. Weaver has served as a director of PTSI since 1990.

Charles F. Wilkins, age 69, retired in January 1995 after 34 years of employment with Ford Motor Company, and from January 1995 to January 2005 was self-employed as a logistics consultant. He served in various positions with Ford Motor Company in transportation management, including three years of service as Traffic Manager in Europe. Mr. Wilkins retired from the position of Director, Transportation and Traffic Office, in which he had served since 1990. Mr. Wilkins has been a member of the National Motor Carrier Advisory Committee of the Federal Highway Administration and was previously active in the National Industrial Transportation League as Chairman of the Audit Committee and Third Vice Chairman. Mr. Wilkins has served as a director of PTSI since June 1995.

Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for the re-election of the nine director nominees. All of the nominees have indicated their willingness to continue to serve. If any nominee should become unwilling or unavailable to serve, our Board of Directors may select a substitute nominee, and in that event the proxies intend to vote all proxies for the person selected. If a substitute nominee is not selected, the proxies intend to vote for the election of the remaining nominees. Our Board of Directors has no reason to believe that any of the nominees will become unavailable.

Your Board of Directors recommends that you vote “FOR” the election of the nominees named above.

Corporate Governance

Director Independence

Applicable NASDAQ rules require that a majority of our Board of Directors be independent. In March of 2008, our Board of Directors reviewed the independence of our directors and determined that five of our directors, Messrs. Conner, Davis, Ellis, Sullivan and Wilkins, are independent as defined by applicable NASDAQ rules. In making this determination, our Board of Directors has concluded that none of the independent directors has a relationship that in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Meetings

During 2007, our Board of Directors held five meetings. During 2007, each director attended at least 75% of the total number of meetings of our Board and its committees on which he then served.

Board Committees

Our Board of Directors has, and appoints members to, three standing committees: the Audit Committee, the Compensation and Stock Option Committee, and the Executive Committee. The membership of these committees, as of April 15, 2008, was as follows:

Compensation and
Audit Committee	Stock Option Committee	Executive Committee

Frank L. Conner	W. Scott Davis*	Matthew T. Moroun
Christopher L. Ellis*	Daniel C. Sullivan	Robert W. Weaver
Charles F. Wilkins	Charles F. Wilkins

*	Committee chairman

Each of the members of the Audit Committee and the Compensation and Stock Option Committee is an independent director as defined by applicable NASDAQ rules. Each of these two committees has a charter that has been approved by our Board of Directors and is available on our website, www.pamt.com.

Audit Committee.  The Audit Committee has three members and met five times in 2007. The Audit Committee assists our Board of Directors in overseeing our accounting and financial reporting process, internal controls and audit functions, and is directly responsible for the appointment, retention and compensation of our registered public accounting firm. Our Board of Directors has determined that Mr. Conner and Mr. Ellis, who are members of the Audit Committee, are each qualified as an audit committee financial expert, as that term is defined in the rules of the Securities and Exchange Commission (“SEC”). Mr. Conner and Mr. Ellis are independent, as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC. More information about the Audit Committee is included below under the heading “Audit Committee Report.”

Compensation and Stock Option Committee.  The Compensation and Stock Option Committee has three members and met three times in 2007. The Compensation and Stock Option Committee assists our Board of Directors in carrying out its responsibilities relating to compensation and benefits for our executive officers. The Compensation and Stock Option Committee’s responsibilities and authority include:

•	reviewing trends in management compensation and the competitiveness of our executive compensation programs;

•	overseeing development of new compensation plans, and approving or recommending for determination by our Board of Directors revisions of existing plans;

•	evaluating the performance of our Chief Executive Officer;

•	determining, or recommending for determination by our Board of Directors, the salaries, bonus and other compensation for our Chief Executive Officer and each of our other executive officers;

•	reviewing and making recommendations concerning long-term incentive compensation plans, including stock option and other equity-based plans;

•	to the extent eligible to do so, acting as the committee of our Board of Directors that administers equity-based plans, incentive compensation plans and employee benefit plans; and

•	reviewing and approving, or recommending to our Board of Directors for approval, compensation packages for new officers and severance arrangements for officers.

If a member of a committee of our Board of Directors is absent from a meeting, our bylaws give Board committees authority to unanimously appoint another member of our Board of Directors to act at the meeting in place of the absent committee member. While the Compensation and Stock Option Committee could use this authority, it has no plans to do so. The Compensation and Stock Option Committee has the authority to retain compensation consultants but does not currently use compensation consultants. Compensation for directors is determined by our Board of Directors.

Executive Committee.  The Executive Committee exercises the authority of our Board of Directors in accordance with our bylaws between regular meetings of our Board. The Executive Committee did not meet during 2007.

Director Nominating Process.  Our Board of Directors does not have a nominating committee that nominates candidates for election to our Board of Directors. That function is performed by our Board of Directors. Each member of our Board participates in the consideration of director nominees. Our Board of Directors believes that it can adequately fulfill the functions of a nominating committee without having to appoint an additional committee to perform that function. Our Board of Directors believes that not having a separate nominating committee saves the administrative expense that would be incurred in maintaining such a committee, and saves time for directors who would serve on a nominating committee if it were established. As there is no nominating committee, we do not have a nominating committee charter.

At least a majority of our independent directors participate in the initial consideration of director nominees. These directors are independent, as independence for nominating committee members is defined in the NASDAQ listing standards. After these independent directors discuss and evaluate potential nominees, they recommend director nominees to the full Board of Directors for selection.

Our Board of Directors will consider as potential nominees persons recommended by stockholders. Recommendations should be submitted to our Board of Directors in care of our Secretary, Larry J. Goddard, at our principal executive office, 297 West Henri DeTonti Boulevard, Tontitown, Arkansas 72770. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected.

Our Board of Directors has used an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by our Board of Directors. Generally, candidates have been known to one or more of our Board members. Our Board of Directors has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. In evaluating candidates for nomination, our Board of Directors will consider the factors it believes to be appropriate, which would generally include the candidate’s independence, personal and professional integrity, business judgment, relevant experience and skills, including those related to transportation services, and potential to be an effective director in conjunction with the rest of our Board of Directors in collectively serving the long-term interests of our stockholders. Although our Board of Directors has the authority to retain a search firm to assist it in identifying director candidates, there has to date been no need to employ a search firm. Our Board of Directors does not evaluate potential nominees for director differently based on whether they are recommended to our Board of Directors by a stockholder.

Communications with Directors and Attendance at Annual Meetings

Stockholders may communicate directly with our Board of Directors as a group, by writing to our Board of Directors, care of the Secretary of PTSI, 297 West Henri DeTonti Boulevard, Tontitown, Arkansas 72770. Our Secretary will review all of the correspondence and regularly forward to our Board of Directors a summary of the correspondence, and copies of all of the correspondence that, in his opinion, deals with the functions of our Board of Directors or any of its committees or that our Secretary otherwise determines requires the attention of our Board of Directors. Directors may at any time review a log of all of the correspondence that is addressed to our Board of Directors, and request copies of any and all of the correspondence.

Our Board of Directors has a policy of encouraging our directors to attend the annual meetings of the stockholders. Eight of our directors attended last year’s annual meeting.

Code of Ethics

We have adopted a written code of ethics that applies to all our directors, officers and employees, including our chief executive officer and our chief financial and accounting officer. We have posted a copy of the code on our website, www.pamt.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Compensation Committee Interlocks and Insider Participation

During 2007, Mr. Sullivan served as a member of the Compensation and Stock Option Committee for all of the year, Mr. Matthew Moroun and Mr. Calderone served as members of the committee through August 2, 2007, and Mr. Davis and Mr. Wilkins served on the committee beginning August 2, 2007.

Mr. Matthew Moroun is Chairman of our Board of Directors, which is designated as a non-officer position, a member of the Executive Committee of our Board of Directors, and our largest stockholder. He is the controlling stockholder, Vice Chairman and a director of CenTra, Inc., a transportation holding company based in Warren, Michigan. He is also the Chairman and controlling stockholder of Oakland Financial Corporation, an insurance holding company, and its subsidiaries, based in Sterling Heights, Michigan. Our director, Mr. Manuel Moroun, is the President and Chief Executive Officer of CenTra, and controls a trust that is the other major stockholder of CenTra. He is also a stockholder of Oakland Financial Corporation.

During 2007, certain subsidiaries of CenTra paid us a total of $2,432,858. These payments represent freight transportation charges of $1,328,351, maintenance services performed in our maintenance facilities and maintenance charges paid by us to third parties on behalf of the subsidiaries and affiliates of CenTra and charged back at the amount paid of $1,104,507.

During 2007, we made payments to certain subsidiaries of CenTra and other companies owned or controlled by our directors, Mr. Manuel Moroun and Mr. Matthew Moroun, in the aggregate amount of $4,100,286. These payments are described below.

Payments were made to a subsidiary of CenTra in the amount of $307,243 for real estate leases. Properties leased from the subsidiary include office and maintenance facilities in two states, and trailer drop yards in nine states. The leases are generally month to month leases with automatic monthly renewal provisions.

Property is also leased from an affiliate of CenTra that is used for trailer drop yards. Payments were made to the affiliate in the amount of $132,415 during 2007 and represent lease payments made in accordance with lease agreements that contain automatic monthly renewal provisions.

Payments in the amount of $419,405 were made to a subsidiary of CenTra during 2007. These payments were for parts and labor charges incurred to repair our equipment.

Payments in the amount of $2,244 were made to a subsidiary of CenTra for the transportation of freight.

We made payments to subsidiaries of Oakland Financial Corporation during 2007 in the amount of $18,466 for insurance premiums paid pursuant to agreements to provide insurance coverage to certain of our independent contractors. Underlying agreements are made directly with the independent contractors. The full amount of these payments to the subsidiaries of Oakland Financial Corporation is recouped by us from the independent contractors.

We purchase physical damage coverage on our tractors and trailers through an unaffiliated insurance broker which is written by a subsidiary of Oakland Financial Corporation. In 2007, we made payments related to these policies in the amount of $2,165,697, and received $2,232,915 in payment for claims filed under these policies.

We purchase commercial auto and general liability insurance issued through an unaffiliated insurance company. A subsidiary of Oakland Financial Corporation serves as third-party administrator for this insurance. In 2007, the subsidiary received $50,000 from the unaffiliated insurance company for handling the claims under this program. Under the commercial auto liability policy, the subsidiary adjusts the claims (which are subject to a $2,500 deductible) and remits the full amounts of the settlements to the claimants. The subsidiary invoices us for the $2,500 deductible amount, for which we paid a total of $1,054,817 in 2007.

On December 6, 2007, we entered into a Consulting Agreement with Mr. Manuel Moroun. The agreement has an initial term of one year, and automatically renews for four additional one-year periods, unless earlier terminated due to death, disability or by mutual agreement. Pursuant to the agreement, Mr. Manuel Moroun provides us with consultation and advice as to the management and operation of PTSI, and such other consulting activities as we may reasonably request and as are reasonably acceptable to him. For the services that Mr. Manuel Moroun renders pursuant to the agreement, we pay him a consulting fee of $100,000 per year, in quarterly installments.

We believe that substantially all of the above transactions were entered into on terms at least as favorable to us as could have been obtained from persons who were not related to us, and each of the transactions was in our best interest. We expect to continue transactions with subsidiaries of CenTra and other companies owned or controlled by our directors, Mr. Manuel Moroun and Mr. Matthew Moroun, in 2008 that are similar to those described above.

Audit Committee Report

Each member of the Audit Committee is independent, as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC. The Audit Committee’s primary purpose is to assist the Board of Directors in overseeing:

•	the accounting and financial reporting process;

•	audits of financial statements and internal control over financial reporting; and

•	internal control and audit functions.

In carrying out its responsibilities, the Audit Committee supervises the relationship between us and our independent auditor, including having direct responsibility for the auditor’s appointment, compensation and retention, reviewing the scope of its audit services, and approving audit and permissible non-audit services. The Audit Committee reviews and discusses the annual and quarterly financial statements, and reviews the activities of our internal audit function.

Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls, and reporting to the Audit Committee on any significant deficiencies or material weaknesses that are found.

The Audit Committee discussed with PTSI’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, its judgments as to the quality and the acceptability of our financial reporting and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States), including the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee also reviewed with Grant Thornton management’s assessment included in management’s report on internal control over financial reporting, and Grant Thornton’s opinion on the effectiveness of the company’s internal control over financial reporting.

The Audit Committee has discussed with Grant Thornton that firm’s independence from management and us, and has received from Grant Thornton the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining Grant Thornton’s independence.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2007 with both management and our independent registered public accounting firm. The Audit Committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Audit Committee

Frank L. Conner
Christopher L. Ellis
Charles F. Wilkins

Compensation Committee Report

The Compensation and Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Compensation and Stock Option Committee

W. Scott Davis
Daniel C. Sullivan
Charles F. Wilkins

Executive Compensation

Compensation Discussion and Analysis

Overview

Our primary goal for the compensation of our three executive officers, Messrs. Weaver, Lawson and Goddard, is to create long-term value for our stockholders. Our compensation program is intended to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and create long-term value for our stockholders, while at the same time making efficient use of our resources. The compensation of our executive officers is designed to reward financial and operating performance, to align their interests with those of our stockholders, and to encourage them to remain with us.

Elements of Compensation

We have three key elements of compensation, annual base salary, cash incentive compensation, and stock options. Annual base salary is intended to attract and retain talented executives, and reward them for annual achievement. Cash incentive compensation is intended to motivate our executive officers to achieve specified financial results or superior performance. Stock options are intended to align the interests of our executive officers with those of our stockholders by linking compensation to stock price appreciation. In addition, when the criteria for vesting of options includes achieving specified financial results, the options also serve the purpose of motivating our executive officers to achieve those results.

Determining Compensation

Compensation for our executive officers is primarily based upon the judgment of the Compensation and Stock Option Committee of our Board of Directors. We consider competitive market compensation paid by other companies, including truckload dry van carriers and other trucking companies, but we do not attempt to maintain a specified target percentile within a peer group or otherwise rely on compensation paid by other companies to determine our executive compensation.

In determining compensation for our executive officers we review and evaluate many factors, including:

•	PTSI’s performance and growth;

•	financial measurements such as revenue, revenue growth, net operating income and operating ratio, and trends in those measurements;

•	leadership qualities;

•	ability to achieve strategic objectives;

•	scope and performance of business responsibilities;

•	management experience and effectiveness;

•	individual performance, and performance as a management team;

•	current compensation arrangements; and

•	long-term potential to maintain and enhance value for our stockholders.

We generally do not adhere to rigid formulas or react to short-term changes in business performance in determining the amount and mix of compensation elements. We strive to achieve an appropriate mix between annual base salary, cash incentive compensation and stock options to meet our objectives.

Employment Agreements Include Annual Base Compensation

We have a multi-year employment agreement with each of our executive officers. The current agreements were entered into with our executive officers on July 26, 2006. We believe that it is useful to have employment agreements because they set forth the terms under which the executive officers are employed, include annual base salary and severance arrangements, and provide us with one year of protection from competition by our executive officers following termination of their employment with us. The employment agreements also require our executive officers to provide us with three months advance notice if they wish to resign. The annual base compensation for our executive officers set forth in the employment agreements was determined by the Compensation and Stock Option Committee and recommended to, and approved by, our Board of Directors.

Cash Incentive Compensation

We did not establish a cash incentive compensation plan for our executive officers for 2007. The Compensation and Stock Option Committee determined to evaluate whether to pay our executive officers a bonus for 2007, and the amount of any bonus, after reviewing our business and financial performance for 2007. After reviewing our business and financial performance for 2007, the committee determined not to pay a bonus to any of our executive officers for 2007. As of April 15, 2008, the Compensation and Stock Option Committee had not established a cash incentive compensation plan for our executive officers for 2008 and intends to give the matter further consideration at a later date.

Stock Options

In March of 2006, the Board of Directors adopted a new stock option plan, the 2006 Stock Option Plan. The plan provides for the issuance of stock options for up to 750,000 shares of our common stock, subject to adjustments. Our officers, directors, key employees and consultants are eligible to receive options under the plan. The plan was approved by our stockholders at their May 24, 2006 annual meeting. In 2006 and 2007, we did not issue any options to our executive officers or other employees under the plan.

Our most recent grant of stock options to our executive officers was on August 28, 2002. Those options were granted under our 1995 Stock Option Plan that expired in 2005. The options covered 120,000 shares of our stock for Mr. Weaver, and 90,000 shares for each of Mr. Lawson and Mr. Goddard. The options were scheduled to vest in installments. The first installment vested immediately on grant for 20% of the shares covered by each option. The remaining shares covered by the options were scheduled to vest in equal installments, on March 15 of each year, from March 15, 2003 through March 15, 2008, depending for each annual installment on whether the performance criteria for that installment was met. The primary performance criteria for each installment to vest has been whether our consolidated net income for the most recent year exceeded the consolidated net income for the immediately prior year by at least 5%. The exercise price for all of the shares was established at the market price of our stock on the date the options were granted, $23.22. The performance criteria for the 2006 installment of the options was met, and the options for those shares vested on March 15, 2007. The performance criteria for the 2007 installment was not met, so the final installment of the options, which could have vested for the executive officers on March 15, 2008, did not vest.

Other Compensation

We sponsor a profit sharing plan for all of our eligible employees, including our executive officers. The plan qualifies under section 401(k) of the Internal Revenue Code, as amended. This allows eligible employees to make tax deductible contributions to the plan. We make employer matching contributions to the plan for each eligible employee. The matching contributions are 50% of each participating employee’s voluntary contribution, up to 3% of the participant’s compensation. These matching contributions vest at the rate of 20% each year until fully vested after five years.

We offer health, vision and dental insurance to Messrs. Lawson and Goddard, and pay the insurance premiums for them. While we make similar insurance available to Mr. Weaver and our other employees, we do not pay their insurance premiums.

We allow each of our executive officers to use a company owned automobile. With the exception of this perquisite, our policy is to provide minimal, if any, perquisites to our executive officers. This helps set an example for all employees that personal expenses are not payable from company funds, and helps to control expenses.

Post-Employment Compensation

We do not provide a defined benefit pension plan or post retirement health insurance coverage for our executive officers or any of our other employees. We do not offer deferred compensation plans, and do not have agreements that provide compensation to our executive officers based upon the occurrence of a change in control of PTSI.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or certain of the company’s other most highly compensated executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (compensation paid only if the individual’s or the company’s performance meets pre-established objective goals based on performance criteria approved by the stockholders). We periodically review the potential consequences of Section 162(m) and may structure some or all of the compensation for our executive officers so that it will not be subject to the deduction limitations of Section 162(m). None of the compensation paid to our executive officers for 2007 was structured to be “qualifying performance-based” compensation. For 2007, we were not precluded by Section 162(m) from deducting any compensation that we paid to any of our executive officers.

Share Ownership Guidelines

We do not have stock ownership requirements for our executive officers. However, each of our executive officers owns shares of our stock, and options to acquire additional shares.

Overview of the Compensation Process

The elements of executive compensation are discussed at meetings of the Compensation and Stock Option Committee, with significant input from our Chairman of the Board and other directors. Annual base salary is generally determined for a multi-year period at the time that employment agreements are negotiated with our executive officers. Cash incentive compensation and other bonuses, and forms of stock-based compensation are discussed from time to time, but there is no set schedule for making determinations regarding these types of compensation, and the committee retains considerable flexibility in deciding when to address these matters. In making its compensation decisions, the committee will usually seek input from our President and Chief Executive Officer regarding elements of his compensation, and that of the other executive officers. However, the committee makes the final decision on executive officer compensation, or recommends executive officer compensation to our Board of Directors for approval. The committee is authorized to utilize compensation consultants, but does not presently confer with compensation consultants regarding executive compensation.

Summary Compensation Table

The following table provides information regarding the compensation earned by the named executive officers for the two years ended December 31, 2007.

				Non-Equity
			Option	Incentive Plan	All Other
			Awards	Compensation	Compensation	Total
Name and Principal Position	Year	Salary ($)	($)(1)	($)(2)	($)	($)

Robert W. Weaver	2007	501,923	—	—	—	501,923
President and Chief Executive	2006	475,000	151,256	272,105	2,500	900,861
Officer
W. Clif Lawson	2007	307,346	—	—	5,000	312,346
Executive Vice President and	2006	278,462	113,442	163,263	5,000	560,167
Chief Operating Officer
Larry J. Goddard	2007	232,058	—	—	5,390	237,448
Vice President of Finance, Chief	2006	217,302	113,442	122,447	5,530	458,721
Financial Officer, Secretary and Treasurer

(1)	The amounts shown represent the compensation expense we recognized for option awards for the named executive officers, as determined in accordance with SFAS 123(R). Information regarding assumptions made for purposes of determining these amounts can be found in Note 12 “Share-Based Compensation” to our consolidated financial statements in Item 8 “Financial Statements and Supplementary Data” of our Annual Report to the SEC on Form 10-K for the year ended December 31, 2007.

(2)	Non-equity incentive plan compensation consists of amounts earned and payable for 2006 under our Executive Incentive Plan, which is a cash incentive plan. In accordance with the plan, this compensation is payable in two equal installments. The first installment was paid in March of 2007, and the second installment was paid in January of 2008.

Employment Agreements

As discussed above, we have entered into employment agreements with our executive officers, Messrs. Weaver, Lawson and Goddard. The initial term of our agreement with Mr. Weaver is from July 10, 2006 to July 10, 2009. We have an option to extend the agreement for two additional years, one year at a time. The agreement provides Mr. Weaver with an annual base salary of $500,000 for each of the first two years, and of $550,000 for the third year. If we exercise our option to extend the agreement, the agreement provides Mr. Weaver with an annual base salary of $550,000 for the first year of the extension, and of $600,000 for the second year of the extension.

The initial terms of our employment agreements with Messrs. Lawson and Goddard are from June 1, 2006 through June 1, 2010. We have an option to extend each of the agreements for one additional year. Our agreement with Mr. Lawson provides him with an annual base salary of $300,000 for the first year of the agreement, and of $310,000, $335,000 and $355,000 for the second, third and fourth years of the agreement. If we exercise our option to extend our agreement with Mr. Lawson for an additional year, the agreement provides Mr. Lawson with an annual base salary of $370,000 for the additional year. Our agreement with Mr. Goddard provides him with an annual base salary of $225,000 for the first year of the agreement, and of $235,000, $250,000 and $265,000 for the second, third and fourth years of the agreement. If we exercise our option to extend our agreement with Mr. Goddard for an additional year, the agreement provides Mr. Goddard with an annual base salary of $280,000 for the additional year.

Under the employment agreements, our executive officers may also participate in bonus and other incentive plans that are approved from time to time by our Board of Directors or Compensation and Stock Option Committee. The executive officers are also entitled to any fringe benefits that we may provide for our employees in the normal course of our business. Additional information regarding the employment agreements, including compensation payable to the executive officers on termination of employment and their non-compete, non-solicitation and confidentiality obligations, is included below under the heading “Potential Payments Upon Termination or Change in Control.”

Salary and Bonus Compared to Total Compensation

We have not established a proportion that salary and bonus should be of our executive officers’ total compensation. As indicated in the Summary Compensation Table, the proportion for 2007 that salary and bonus were of total compensation ranged from 97% to 100% for our executive officers.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information as of December 31, 2007 regarding equity awards, including unexercised stock options, for each of the named executive officers.

Option Awards
Equity Incentive
	Number of		Number of	Plan Awards:
	Securities		Securities	Number
	Underlying		Underlying	of Securities
	Unexercised		Unexercised	Underlying		Option
	Options		Options	Unexercised		Exercise	Option
	(#)		(#)	Unearned		Price	Expiration
Name	Exercisable		Unexercisable	Options (#)		($)	Date

Robert W. Weaver	72,000	(1)	—	16,000	(3)	23.22	08/27/12
W. Clif Lawson	54,000	(2)	—	12,000	(4)	23.22	08/27/12
Larry J. Goddard	54,000	(2)	—	12,000	(4)	23.22	08/27/12

(1)	Option vested for 24,000 shares on August 28, 2002, and for 16,000 shares on March 15, 2003, March 15, 2006, and March 15, 2007.

(2)	Option vested for 18,000 shares on August 28, 2002, and for 12,000 shares on March 15, 2003, March 15, 2006, and March 15, 2007.

(3)	Option has a performance based vesting date for 16,000 shares on March 15, 2008. The performance criteria was not met, so the option for these shares will not vest.

(4)	Option has a performance based vesting date for 12,000 shares on March 15, 2008. The performance criteria was not met, so the option for these shares will not vest.

Potential Payments Upon Termination or Change In Control

The employment agreements that we have entered into with our executive officers, and our Executive Incentive Plan under which cash awards were made for 2006, provide for payments that may be made to our executive officers following termination of their employment. These payments are discussed below and quantified in the table that follows. We do not have any agreements or plans that provide for payments to our executive officers based on the occurrence of a change in control of PTSI. No awards have been made for 2007 or 2008 under our Executive Incentive Plan. Awards made to our executive officers for 2006 were payable in two equal installments. The first installment was paid in March of 2007, and the second installment was paid in January of 2008.

No Payments If There Were a Termination for Just Cause

In the event that one of our executive officers were terminated for just cause, including conviction of a crime, moral turpitude, gross negligence in the performance of duties, intentional failure to perform duties, insubordination, or dishonesty, we would have no obligation to pay base salary or benefits beyond the last day worked. Any amounts earned and unpaid under our Executive Incentive Plan would be forfeited.

Payments Upon Death

In the event of the death of one of our executive officers, we would pay his base salary through the date of his death. Any amounts earned and unpaid under our Executive Incentive Plan would be payable to the executive officer’s estate as the payments become due under the plan.

Payments Upon Disability

In the event that one of our executive officers becomes disabled and is unable to perform his duties, we may terminate his employment. If an executive officer’s employment is terminated due to disability, he is entitled to receive his base salary and benefits for 12 months following the termination of his employment. Any amounts earned and unpaid under our Executive Incentive Plan would be payable to the executive officer as the payments become due under the plan.

Payments Upon Termination Based on Our Best Interest

In the event that one of our executive officers is terminated by our Board of Directors upon a determination that such action would serve our best interest, the executive officer is entitled to receive his base salary and benefits for a period of twelve months following termination. Any amounts earned and unpaid under our Executive Incentive Plan may be payable to the executive officer as the payments become due under the plan through 12 months after termination of employment, except that if the termination of employment were driven by a new President, all earned and unpaid awards under our Executive Incentive Plan may be payable in the normal course of the plan until all monies due were paid.

Payments Upon Resignation, Including Retirement

Each of our executive officers has the right to resign by providing three months written notice to us. In the event that an executive officer resigns and gives us the required three months notice, we may terminate his employment before the end of the three month notice period. In such event, the executive officer is entitled to receive his base salary and benefits through the end of the three month period. Any amounts earned and unpaid under our Executive Incentive Plan may be payable to the executive officer as the payments become due under the plan through the end of the three month notice period, unless the executive officer’s resignation is a retirement at or after age 60, in which case any amounts earned and unpaid under our Executive Incentive Plan would be payable to the executive officer as the payments become due under the plan even after the end of the three month notice period.

Obligations of Executive Officers

Under the employment agreements, each of the executive officers has agreed not to compete with, or solicit or retain business that is competitive with, our business, or that of specified affiliates of our directors, Mr. Manuel Moroun and Mr. Matthew Moroun, for one year after the executive officer’s employment with us terminates. The executive officers have also agreed that they will not at any time encourage, solicit or otherwise attempt to persuade any of our employees or any employees of the specified affiliates to leave our employment or employment with the specified affiliates. If any of the executive officers were to hire from us one of our employees, they have agreed to pay us 30% of the employee’s first year’s gross compensation. Under the employment agreements, the executive officers have also agreed to maintain the confidentiality of our proprietary information.

Stock Options

Each of our executive officers holds an option to acquire shares of our common stock that was granted on August 28, 2002 under our 1995 Stock Option Plan. In general, stock options granted under the 1995 Stock Option Plan that are vested at the time employment terminates may be exercised by the executive officer within three months after his termination of employment. However, if his employment terminates due to death or disability, his vested stock options may be exercised within one year after the date of termination, but not later than the expiration date of the option.

Table of Payments Upon Termination of Employment

The following table provides information regarding amounts payable to the named executive officers in connection with a termination of their employment, including amounts payable under their employment agreements and our Executive Incentive Plan. The amounts shown assume that termination of employment was effective as of December 31, 2007, the last business day of our 2007 fiscal year, and include estimates of the amounts that would be paid. The actual amounts would only be determined upon an officer’s termination of employment.

	Robert W. Weaver
	Just					Best Interest of
Benefits and Payments	Cause			Disability		the Company		Resignation	Retirement
Upon Termination	($)	Death ($)		($)		($)		($)	($)

Base Salary	—	—		525,000		525,000		125,000	—
Non-Equity Incentive Plan Compensation	—	144,891	(1)	144,891	(1)	144,891	(1)	—	144,891	(1)
All Other Compensation	—	—		—		—		—	—
Total	—	144,891		669,891		669,891		125,000	144,891

	W. Clif Lawson
	Just					Best Interest of
Benefits and Payments	Cause			Disability		the Company		Resignation	Retirement
Upon Termination	($)	Death ($)		($)		($)		($)	($)

Base Salary	—	—		324,583		324,583		77,500	—
Non-Equity Incentive Plan Compensation	—	86,424	(1)	86,424	(1)	86,424	(1)	—	86,424	(1)
All Other Compensation	—	—		2,400		2,400		600	—
Total	—	86,424		413,407		413,407		78,100	86,424

	Larry J. Goddard
	Just					Best Interest of
Benefits and Payments	Cause			Disability		the Company		Resignation	Retirement
Upon Termination	($)	Death ($)		($)		($)		($)	($)

Base Salary	—	—		243,750		243,750		58,750	—
Non-Equity Incentive Plan Compensation	—	65,250	(1)	65,250	(1)	65,250	(1)	—	65,250	(1)
All Other Compensation	—	—		2,400		2,400		600	—
Total	—	65,250		311,400		311,400		59,350	65,250

(1)	This amount consists of the second half of the award made to the officer for 2006 under our Executive Incentive Plan, and the final one-fourth of the award made to the officer for 2005 under our incentive compensation plan that was in effect for 2005. The portion of this amount that was payable under the Executive Incentive Plan for 2006 was for Mr. Weaver $136,052, for Mr. Lawson $81,632, and for Mr. Goddard $61,224. The balance for each officer was payable under our incentive compensation plan in effect for 2005.

Director Compensation for 2007

The following table provides information about the compensation of our directors for the year ended December 31, 2007.

	Fees Earned or	Options	All Other
	Paid in Cash	Awards	Compensation		Total
Name(1)	($)	($)(3)	($)		($)

Frederick P. Calderone	17,800	12,649	—		30,449
Frank L. Conner	21,400	12,649	—		34,049
W. Scott Davis	10,400	—	—		10,400
Christopher L. Ellis	27,600	12,649	—		40,249
Manuel J. Moroun	16,000	12,649	25,000	(4)	53,649
Matthew T. Moroun	40,300	12,649	—		52,949
Daniel C. Sullivan	17,800	12,649	—		30,449
Charles F. Wilkins	23,200	12,649	—		35,849
Thomas H. Cooke(2)	11,800	12,649	—		24,449

(1)	Our President and Chief Executive Officer, Mr. Weaver, who is also a director, has been omitted from this table because he receives no special compensation for serving on our Board of Directors. Mr. Weaver’s compensation is included in the Summary Compensation Table.

(2)	Mr. Cooke’s term as a director ended on May 24, 2007.

(3)	The amounts shown represent the compensation expense that we recognized in 2007 for option awards for our non-employee directors and our former director, Mr. Cooke, determined in accordance with SFAS 123(R). Information regarding assumptions made for purposes of determine these amounts is in Note 12 “Share-Based Compensation” to our 2007 consolidated financial statements included in Item 8 “Financial Statements and Supplementary Data” of our Annual Report to the SEC on Form 10-K for the year ended December 31, 2007. On March 2, 2007, each of our non-employee directors was awarded an option for 2,000 shares of our common stock under our 2006 Stock Option Plan. The grant date fair value of each of these options, determined in accordance with SFAS 123(R) is $6.32 per share. As of December 31, 2007, our non-employee directors held the following option awards to acquire our common stock: Messrs. Calderone, Conner, Manuel Moroun and Matthew Moroun, options for 10,000 shares, Mr, Wilkins, options for 8,000 shares, Messrs. Ellis and Sullivan, options for 4,000 shares, and Mr. Davis held no options. Our former director, Mr. Cooke, held no options to acquire our common stock as of December 31, 2007.

(4)	This amount was paid to Mr. Manuel Moroun for 2007 under his Consulting Agreement with PTSI. The Consulting Agreement was entered into on December 6, 2007, has an initial term of one year, and automatically renews for four additional one-year periods, unless earlier terminated due to death, disability or by mutual agreement. Pursuant to the agreement, Mr. Manuel Moroun provides us with consultation and advice as to the management and operation of PTSI, and such other consulting activities as we may reasonably request and as are reasonably acceptable to him. For the services that Mr. Manuel Moroun renders pursuant to the agreement, we pay him a consulting fee of $100,000 per year, in quarterly installments.

Compensation Arrangements for Non-employee Directors

Director compensation is determined by our Board of Directors. For 2007, we paid our non-employee directors an annual retainer of $10,000, and a fee of $1,800 for each meeting of the Board or its committees that they attended in person, and $600 for each meeting that they attended by telephone. The Chairman of the Board, which is a non-officer position, is paid an additional annual retainer of $100,000; and the Chairman of the Audit Committee is paid an additional annual retainer of $4,000. We reimburse our directors for expenses that they incur in attending Board and committee meetings, including expenses for food, lodging and transportation. Our directors are currently paid the same amounts for retainer and meeting fees as they were paid in 2007.

Our 2006 Stock Option Plan provides for an annual grant through 2016 of a stock option to each of our non-employee directors. Each option entitles the director to purchase 2,000 shares of our common stock at an exercise price equal to the fair market value of our stock on the date of grant. Each option is exercisable from its date of grant through the fifth anniversary of that date, unless terminated earlier in accordance with the plan. The exercise prices for the options granted to our non-employee directors in 2007 and 2008 were $22.92 and $14.98 per share.

Security Ownership of Certain
Beneficial Owners and Management

The table below shows the number of our shares of common stock beneficially owned as of March 1, 2008 by:

•	each director and nominee for director;

•	each executive officer named in the Summary Compensation Table under the heading “Executive Compensation”;

•	all of our current directors and executive officers as a group; and

•	each stockholder known by us to beneficially own more than 5% of our outstanding common stock.

	Shares		Percent
Beneficial Owner	Beneficially Owned(1)		of Class(8)

Matthew T. Moroun•	4,589,186	(2)	47.1%
Robert W. Weaver•	316,428		3.2%
Daniel C. Sullivan•	24,000		*
Frank L. Conner•	12,000		*
Frederick P. Calderone•	10,000		*
Manuel J. Moroun•	10,000	(3)	*
Charles F. Wilkins•	8,000		*
W. Scott Davis•	7,500	(4)	*
Christopher L. Ellis•	4,000		*
W. Clif Lawson	91,500	(5)	*
Larry J. Goddard	76,213		*
FMR LLC	1,489,050	(6)	15.3%
Dimensional Fund Advisors LP	563,873	(7)	5.8%
Directors and executive officers as a group (11 persons)	5,148,827		51.7%

•	Member of our Board of Directors

*	Less than 1%.

(1)	The number of shares beneficially owned includes any shares over which the person has sole or shared voting power or investment power and also any shares that the person can acquire within 60 days of March 1, 2008 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) over the shares set forth in the table. Includes shares that may be acquired pursuant to stock options granted under our stock option plans that are or become exercisable within 60 days of March 1, 2008 as follows: 72,000 shares for Mr. Weaver, 54,000 shares for Messrs. Lawson and Goddard, 10,000 shares for Messrs. Calderone, Conner, Manuel Moroun and Matthew Moroun, 8,000 shares for Mr. Wilkins, 4,000 shares for Messrs. Ellis and Sullivan, and 236,000 shares for all of our directors and executive officers as a group.

(2)	Includes 1,487,186 shares owned directly and 3,092,000 shares held in a trust of which Mr. Matthew Moroun is a co-trustee and a beneficiary (the “Moroun Trust”). Mr. Norman E. Harned is co-trustee with Mr. Matthew Moroun of the Moroun Trust and may therefore also be deemed to beneficially own the shares held by the Moroun Trust. The business address of each of Messrs. Moroun and Harned is 12225 Stephens Road, Warren, Michigan 48091.

(3)	Does not include the 4,589,186 shares shown in the table as being beneficially owned by Mr. Manuel Moroun’s son, Mr. Matthew Moroun.

(4)	Includes 2,500 shares held in trusts for Mr. Davis’ children, for which Mr. Davis serves as trustee.

(5)	Includes 1,500 shares held in a trust for Mr. Lawson’s sister, for which Mr. Lawson is the trustee.

(6)	Based upon a Schedule 13G amendment filed by FMR LLC, dated February 13, 2008, and related parties, which indicates that FMR LLC is the successor to FMR Corp., and that as of December 31, 2007, they had the sole power to dispose of 1,489,050 shares. The Schedule 13G amendment indicates that 824,253 of the shares are owned by the Fidelity Small Cap Stock Fund, a registered investment company, for which one of FMR Corp.’s subsidiaries acts as investment adviser. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. We make no representation as to the accuracy or completeness of the information reported.

(7)	Based upon a Schedule 13G dated February 6, 2008 that indicates that as of December 31, 2007, Dimensional Fund Advisors LP, a Delaware Limited Partnership, had the sole power to vote and dispose of 563,873 shares as a an investment advisor or manager to investment companies, trusts and separate accounts that own the 563,873 shares. The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, California 90401. We make no representation as to the accuracy or completeness of the information reported.

(8)	The percentages shown are based on the 9,730,507 shares of our common stock outstanding as of March 1, 2008, plus the number of shares that the named person or group has the right to acquire within 60 days of March 1, 2008. For purposes of computing the percentage of outstanding shares of common stock held by each person or group, any shares the person or group has the right to acquire within 60 days of March 1, 2008 are deemed to be outstanding with respect to such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% stockholders are also required to furnish us with copies of the reports that they file. To our knowledge, based solely on a review of the copies of the reports furnished to us and representations received from our directors and executive officers, we believe that all reports required to be filed under Section 16(a) for 2007 were timely filed.

Independent Public Accountants

Selection of Independent Auditor

Our Audit Committee has selected Grant Thornton as our principal independent auditor for the year ending December 31, 2008. We are not presently expecting that representatives of Grant Thornton will attend the annual meeting of stockholders.

Principal Accountant Fees and Services

The following table shows the fees for professional services of Grant Thornton for audit and other services they provided to us for 2007 and 2006.

	2007	2006

Audit Fees(1)	$244,000	$227,000
Audit-Related Fees	0	0
Tax Fees	0	0
All other fees	0	0

(1)	Includes the aggregate fees billed for professional services rendered for 2007 and 2006 for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q. Also includes for 2007, $5,000 for services relating to an S-8 registration statement that we filed with the SEC.

The Audit Committee pre-approves audit services and non-audit services that are to be performed for us by our independent auditor. The Audit Committee has delegated authority to its chairman, or any two of its other members acting together, to approve, between meetings of the Audit Committee, audit services and permissible non-audit services. Approvals between meetings are required to be reported to the Audit Committee at its next meeting. In addition to there being engagement letters for audit services, the Audit Committee has determined that there should be an engagement letter for any non-audit services that are to be performed by the independent auditor. All of the services described in the table above were pre-approved by the Audit Committee, and the authority delegated to members of the Audit Committee was not used.

Transactions with Related Persons

We have a written policy requiring that our Audit Committee review and approve related person transactions that involve us and are of the type that are required to be disclosed in our proxy statement by SEC rules. A transaction may be a related person transaction if any of our directors, executive officers, owners of more than 5% of our common stock, or their immediate family have a material interest in the transaction and the amount involved exceeds $120,000. The policy authorizes the Audit Committee to approve a related person transaction if it determines that the transaction is at least as favorable to us as could have been obtained if the transaction had been with a person who is not related to us, or is in our best interest.

Certain transactions between us and companies owned or controlled by Mr. Manuel Moroun, who is a member of our Board of Directors, and his son, Mr. Matthew Moroun, who is our Chairman of the Board and largest stockholder, are described above under the heading “Corporate Governance — Compensation Committee Interlocks and Insider Participation.”

Annual Report to Stockholders and Report on Form 10-K

Additional information concerning us, including our financial statements, is provided in our 2007 Annual Report to Stockholders that accompanies this proxy statement. Our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC, is available to stockholders who make a written request for it to our Secretary, Larry J. Goddard, at our principal executive office, 297 West Henri DeTonti Boulevard, Tontitown, Arkansas 72770. Copies of exhibits filed with that report or referenced in it will be furnished to stockholders of record upon request and payment of our expenses in furnishing such documents.

Stockholder Proposals

Any proposal to be presented at the 2009 annual meeting of stockholders must be received at our principal executive office not later than December 30, 2008, directed to the attention of the Secretary, for consideration for inclusion in our proxy statement and form of proxy relating to that meeting. Any such proposals must comply in all respects with the rules and regulations of the SEC.

In connection with our annual meeting of stockholders to be held in 2009, if we do not receive notice of a matter or proposal to be considered by March 15, 2009, then the persons appointed by our Board of Directors to act as the proxies for such annual meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the annual meeting, if such matter or proposal is properly raised at the annual meeting and put to a vote.

Other Matters

We do not know of any matters to be brought before the meeting other than those described in this proxy statement. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

By Order of the Board of Directors

Robert W. Weaver
President and Chief Executive Officer

April 29, 2008

P.A.M. Transportation Services, Inc.
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•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed.
1. Election of Directors

	For	Withhold		For	Withhold		For	Withhold
01 — Fredrick P. Calderone	☐	☐	02 — Frank L. Conner	☐	☐	03 — W. Scott Davis	☐	☐

	For	Withhold		For	Withhold		For	Withhold
04 — Christopher L. Ellis	☐	☐	05 — Manuel J. Moroun	☐	☐	06 — Matthew T. Moroun	☐	☐

	For	Withhold		For	Withhold		For	Withhold
07 — Daniel C. Sullivan	☐	☐	08 — Robert W. Weaver	☐	☐	09 — Charles F. Wilkins	☐	☐
2.	In their discretion, upon such other matters as may properly come before the meeting or any adjournments or postponements of the meeting.
B Non-Voting Items
Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

Your vote is Important
Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – P.A.M. Transportation Services, Inc.

This Proxy is Solicited on behalf of the Board of Directors
The undersigned stockholder(s) of P.A.M. Transportation Services, Inc., a Delaware corporation, hereby appoints Robert W. Weaver and Larry J. Goddard, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of P.A.M. Transportation Services, Inc. to be held on Thursday, May 29, 2008, and at any or all adjournments or postponements of the meeting, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present at the meeting.
This proxy, when properly executed, will be voted in accordance with the directions given by the undersigned stockholder(s). if no direction is made, it will be voted for the election of all nominees for director named on the reverse side, and as the proxies deem advisable on such other matters as may come before the meeting.
Please complete, date and sign on the reverse side, and return this proxy in the enclosed envelope.